Exhibit 99.1


               iPayment Announces Results for Third Quarter 2006


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 14, 2006--iPayment, Inc. ("iPayment") today announced financial results for the third quarter and nine months ended September 30, 2006. Revenues increased to $186,959,000 for the third quarter of 2006 from $175,176,000 for the third quarter of 2005. Revenues, net of interchange, were $77,375,000 for the third quarter of 2006 compared with $74,429,000 for the third quarter of 2005. Net loss was $730,000 for the third quarter of 2006, compared to net income of $8,129,000 for the same period last year. The Company today has filed its Form 10-Q for the three months and nine months ended September 30, 2006, with the Securities and Exchange Commission.

     iPayment's management will hold a conference call to discuss the third-quarter results on Wednesday, November 15, 2006, at 10:30 a.m. (Eastern
Time). To listen to the call, participants should dial 303-262-2051 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:30 p.m. (Eastern Time) on Wednesday, November 15, 2006, and will continue through Wednesday, November 22, 2006, by dialing 303-590-3000 and entering Pass Code 11077042#.

     The live broadcast of iPayment's quarterly conference call will be available online at www.ipaymentinc.com or www.earnings.com on Wednesday, November 15, 2006, at 10:30 a.m. (Eastern Time). The online replay will become available after 1:30 p.m. (Eastern Time) and will continue through Wednesday, November 22, 2006.

     Information in this press release may contain "forward-looking statements" about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for 2005. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

     iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 140,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


     CONTACT: iPayment, Inc.
              Chief Financial Officer:
              Clay Whitson, 615-665-1858, Ext. 115